LEGGETT & PLATT, INCORPORATED AND SUBSIDIARIES         Exhibit 11
                   COMPUTATIONS OF EARNINGS PER SHARE


(Amounts in millions, except
   per share data)
                            				     Nine Months Ended    Three Months Ended
                             			       September 30,         September 30,
                            				     -----------------	   ------------------
                            				      1995       1994        1995      1994
                            				     ------	    ------	     ------    ------
EARNINGS PER SHARE

Weighted average number of
common shares outstanding             83.7       81.6        84.0      81.9

Dilution from outstanding stock
options-computed using the
"treasury stock" method                1.2        1.2         1.4       1.0
                                    -------    -------     -------   -------
Weighted average number of
common shares outstanding
as adjusted                           84.9       82.8        85.4      82.9
                            				    =======    =======     =======   =======

Net Earnings 			                   $ 100.7    $  84.4     $  34.8   $  30.2
                                    =======    =======     =======   =======

Earnings Per Share                 $  1.19    $  1.02     $  0.41   $  0.36
                              		    =======    =======     =======   =======

Previously reported share and per share amounts have been restated to reflect the effects of the September 15, 1995 two-for-one stock split.